                                                                   EXHIBIT 99.1
                               News

For Immediate Release	Contact:
February 3, 2011	Rick B. Honey
(212) 878-1831

MINERALS TECHNOLOGIES ACHIEVES RECORD ANNUAL EARNINGS
 OF $3.58 DILUTED EARNINGS PER SHARE
----------
Company Records $99.1 Million in Operating Income
And Returns to $1.0 Billion Sales Level in 2010
----------
Fourth Quarter Diluted Earnings per Share Were $0.85
----------

Highlights:

•	Income from Operations, excluding special items, increased more than 120% for full year; 32% for the quarter
•	2010 turnaround from 2009 in Refractories and Processed Minerals
•	Strong Cash Flow from Operations
— $34 million for the quarter; $142 million for full year 2010
•	Two new contracts in Fourth Quarter for construction of satellite PCC plants in India
•	Launch of Fulfill™ brand of new PCC products

NEW YORK, February 3—Minerals Technologies Inc. (NYSE: MTX) today reported a net income of $66.9 million for the full year 2010 compared to net income of $29.1 million for 2009, excluding special items, a 129-percent increase. Diluted earnings per share for the full year were $3.58 as compared with earnings of $1.55 in the prior year, excluding special items. As reported, Minerals Technologies recorded a net loss of $23.8 million, or $1.27 per share, in 2009.
Minerals Technologies' worldwide sales for the full year 2010 were $1.0 billion compared with $907.3 million recorded in 2009, a 10-percent increase. Revenue increased in each of the company’s product lines in 2010. Operating income for the full year 2010, excluding special items, was $99.1 million. Operating income, as reported, was $98.3 million.
“Minerals Technologies achieved the highest annual earnings in its 18-year history,” said

Joseph C. Muscari, chairman and chief executive officer. “The year was also highlighted by continued execution of our growth strategies of geographic expansion and new product development. In Asia, we recently announced the signing of contracts for the construction of two new precipitated calcium carbonate satellite plants in India, one with West Coast Paper Ltd., and the other with JK Paper Ltd.  During 2010, we ramped up production of our first satellite in India, signed agreements or began construction of two additional satellite PCC plants, expanded two others and launched Fulfill™, a new portfolio of PCC products.”

Fourth Quarter
Year-Over-Year Comparisons
The company's fourth quarter net income of $15.8 million, or $0.85 per share, compared with $11.7 million, or $0.62 per share, excluding special items, in the fourth quarter of 2009, a 35-percent improvement. This increase was primarily attributable to cost reduction initiatives, improvements in some of the company’s end markets and the restructuring the company undertook in the second quarter of 2009. As reported, the company had net income of $4.1 million, or $0.22 per share, in the fourth quarter of 2009.
Fourth quarter worldwide sales decreased 5 percent to $243.3 million from $256.2 million in the same period in 2009. The underlying sales growth, however, was approximately 2 percent because the company’s fourth quarter 2010 results reflect 6 fewer days in the quarter compared to the fourth quarter of 2009. The 6 fewer days resulted in an approximate 6 percent volume decline in all product lines. Foreign exchange had an unfavorable impact on sales of approximately $2.5 million or 1 percentage point of decline. Income from operations was $22.8 million compared to $17.3 million, excluding special items in the prior year, a 32-percent increase. As reported, the company recorded income from operations of $4.5 million in the fourth quarter of 2009.
During the fourth quarter, Minerals Technologies announced the commercialization of its Fulfill™ portfolio of products to increase PCC filler levels in uncoated freesheet paper at a paper mill in Asia.  This effort is a result of the company’s rejuvenated new product pipeline.
Fourth quarter worldwide sales for the Specialty Minerals segment, which includes the

PCC and Processed Minerals product lines, decreased 7 percent to $158.5 million from $170.3 million in the same quarter of 2009 due to volume declines in the PCC product line, which were primarily the result of fewer days in the quarter. Foreign exchange had an unfavorable impact on sales of approximately $1.9 million, or 1 percentage point of decline. Income from operations increased 15 percent to $17.3 million from $15.1 million, excluding special items, in the same period in 2009. This increase was attributable to the benefits of our restructuring programs and other cost savings initiatives.
PCC sales decreased 8 percent to $134.3 million from $146.3 million recorded in the fourth quarter of 2009 on a volume decline of about 8 percent, due primarily to the fewer number of days in the quarter. Processed Minerals products fourth quarter sales increased 1 percent to $24.2 million from $24.0 million in the same period of 2009 on volume increases, primarily talc.  On a per day basis, sales in Processed Minerals increased 7 percent.
Refractories segment sales in the fourth quarter of 2010 decreased 1 percent to $84.8 million from $85.9 million recorded in the same period in 2009. Refractory products sales remained flat over prior year on strong equipment sales, which helped to offset a 4-percent volume decline in Refractory products from the fourth quarter of 2009. Metallurgical products sales decreased 5 percent to $16.5 million from $17.4 million in the prior year. The Refractory segment recorded operating income of $6.6 million as compared with $3.3 million in the prior year, excluding special items. This increase was primarily attributable to higher equipment sales and the benefits of our cost reduction initiatives, including the restructuring program.

Sequential Comparison
The company's worldwide sales in the fourth quarter decreased 3 percent to $243.3 million from $249.8 million in the third quarter. This decline was primarily in Processed Minerals due to the seasonal downturn in the building and construction markets. Income from operations was $22.8 million compared to $25.0 million in the prior quarter.
The Specialty Minerals segment's worldwide sales in the fourth quarter decreased 5 percent to $158.5 million from $166.1 million in the prior quarter. Income from operations decreased 12 percent to $17.3 million from $19.7 million in the third quarter. The Processed Minerals product line sales declined 17 percent as a result of the seasonal downturn of the construction industry.
Worldwide sales of PCC, which is used primarily in the manufacturing processes of the paper industry, decreased 2 percent to $134.3 million compared with $136.8 million recorded in the third quarter. Paper PCC volumes were down approximately 4 percent from the third quarter due primarily to extended downtime taken in some European paper mills.
In the company’s Refractories segment, sales for the fourth quarter were $84.8 million, a 1-percent increase over the $83.7 million recorded in the prior quarter. The segment recorded operating income of $6.6 million compared to $6.3 million in the third quarter.
Sales of refractory products and systems, used primarily in the steel market, increased 4 percent in the fourth quarter to $68.3 million from $65.4 million in the third quarter of 2010. This increase was attributable to additional equipment sales. Sales in the metallurgical product line decreased 10 percent sequentially to $16.5 million from $18.3 million in the previous quarter due to reduced volumes.
“During 2010, we experienced a strong turnaround in all our product lines, especially Refractories and Processed Minerals. This improved performance is clearly the result of the actions we took to reduce break-even levels, including tight expense control, improved productivity and the restructuring we undertook in the second quarter of 2009.  We also saw the benefit of improved economic conditions in our all of our end markets,” said Mr. Muscari. “The company is now back to a level of performance comparable to what we achieved before the recession in 2008, at lower sales volumes. Going forward, we expect to continue to improve the company’s financial performance through our growth strategies of geographic expansion and deployment of our new products.”
—	----------
Minerals Technologies has scheduled an analyst conference call for Friday, February 4, 2011 at 11:00 a.m. to discuss operating results for the fourth quarter. The conference call will be broadcast over the company’s website, www.mineralstech.com.
####
----------
This press release may contain forward-looking statements, which describe or are based on current expectations; in particular, statements of anticipated changes in the business environment in which the company operates and in the company’s future operating results. Actual results may differ materially from these expectations. In addition, any statements that are not historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates,” and similar expressions) should also be considered to be forward-looking statements.  The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the risk factors and other cautionary statements in our 2009 Annual Report on Form 10-K and in our other reports filed with the Securities and Exchange Commission.
####

CONSOLIDATED STATEMENTS OF OPERATIONS
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(in thousands, except per share data)
(unaudited)

	Quarter Ended			% Growth		Year Ended		% Growth
	Dec.31,	Oct. 3,	Dec.31,	Prior	Prior	Dec. 31,	Dec. 31,	Prior
	2010	2010	2009	Qtr.	Year	2010	2009	Year

Net sales	$243,315	$249,812	$256,208	(3)%	(5)%	$1,002,354	$907,321	10%

Cost of goods sold	192,713	197,634	210,030	(2)%	(8)%	793,161	751,503	6%

Production margin	50,602	52,178	46,178	(3)%	10%	209,193	155,818	34%

Marketing and administrative expenses	22,955	22,587	23,355	2%	(2)%	90,474	91,075	(1)%
Research and development expenses	4,890	4,635	5,569	6%	(12)%	19,577	19,941	(2)%
Impairment of assets	0	0	2,315	*	*	0	39,831	*
Restructuring and other charges	0	0	10,479	*	*	865	22,024	(96)%
Income (loss) from operations	22,757	24,956	4,460	(9)%	410%	98,277	(17,053)	*

Non-operating income (deductions) - net	263	(177)	(1,588)	*	*	572	(6,087)	*

Income (loss) from continuing operations, before tax	23,020	24,779	2,872	(7)%	702%	98,849	(23,140)	*

Provision (benefit) for taxes on income (loss)	6,338	7,310	(1,281)	(13)%	*	28,963	(5,387)	*

Income (loss) from continuing operations, net of tax	16,682	17,469	4,153	(5)%	302%	69,886	(17,753)	*

Income (loss) from discontinued operations, net of tax	0	0	182	*	*	0	(3,151)	*

Consolidated net income (loss)	16,682	17,469	4,335	(5)%	285%	69,886	(20,904)	*

Less: Net income attributable to non-controlling interests	843	767	281	10%	200%	3,017	2,892	4%

Net Income (loss) attributable to Minerals Technologies Inc. (MTI)	$15,839	$16,702	$4,054	(5)%	291%	$66,869	$(23,796)	*

Weighted average number of common shares outstanding:

Basic	18,444	18,536	18,734			18,614	18,724

Diluted	18,577	18,600	18,842			18,693	18,724

Earnings per share:

Basic:
Income (loss) from continuing operations attributable to MTI	$0.86	$0.90	$0.21	(4)%	310%	$3.59	$(1.10)	*
Loss from discontinued operations attributable to MTI	0.00	0.00	0.01	*	*	0.00	(0.17)	*
Net income (loss) attributable to MTI common shareholders	$0.86	$0.90	$0.22	(4)%	291%	$3.59	$(1.27)	*

Diluted:
Income (loss) from continuing operations attributable to MTI	$0.85	$0.90	$0.21	(6)%	305%	$3.58	$(1.10)	*
Income (loss) from discontinued operations attributable to MTI	0.00	0.00	0.01	*	*	0.00	(0.17)	*
Net income (loss) attributable to MTI common shareholders	$0.85	$0.90	$0.22	(6)%	286%	$3.58	$(1.27)	*

Cash dividends declared per common share	$0.05	$0.05	$0.05			$0.20	$0.20

* Percentage not meaningful

	MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
	NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS

1)	For comparative purposes, the quarterly periods ended December 31, 2010, October 3, 2010, and December 31, 2009 consisted of 89 days, 91 days, and 95 days, respectively.

2)
In the fourth quarter of 2008, as a result of the worldwide economic downturn, the Company initiated an additional restructuring program primarily consisting of severance and other related costs. The reduction in force represented approximately 340 employees and reflected both permanent reductions and temporary layoffs. The restructuring charges recorded were as follows (millions of dollars):

	2008 Restructuring Program	Quarter Ended			Year Ended
		Dec.31,	Oct. 3,	Dec.31,	Dec.31,	Dec.31,
		2010	2010	2009	2010	2009
	Restructuring and other costs
	Severance and other employee benefits	$0.0	$0.0	$0.1	$0.0	$0.9
	Other exit costs	0.0	0.0	0.0	0.0	0.1
		$0.0	$0.0	$0.1	$0.0	$1.0

During the second quarter of 2009, as a result of the continuation of the severe downturn in the worldwide steel industry, the Company initiated a restructuring program, primarily in the Refractories Segment,  to improve efficiencies through consolidation of manufacturing operations and reduction of costs.  This realignment was put in place to better position ourselves strategically for improved profitability when the economy recovers. As part of this program, the Company consolidated its Old Bridge, New Jersey, operation into Bryan, Ohio, and Baton Rouge, Louisiana, in order to improve operational efficiencies and reduce logistics for key raw materials; rationalized its North American specialty shapes product line; rationalized some of its European operations; recorded further impairment charges of its Asian refractory operations as a result of  continued difficulties in market penetration as well as consolidated its Asian operations and is actively seeking a regional alliance to aid in marketing its high value products; recognized impariment charges for refractory application equipment in North America and Europe due to customer underutilized assets under depressed volume conditions; recorded an impairment of assets charge for the Company's PCC facility in Millinocket, Maine and recorded a restructuring charge reflecting the severance costs related to plant consolidations as well as streamlining the management structure to operate more efficiently.

	The impairment charges recorded in association with this program were as follows:
		Quarter Ended			Year Ended
		Dec. 31,	Oct. 3,	Dec.31,	Dec. 31,	Dec.31,
	Impairment of assets:	2009	2010	2009	2010	2009
	Americas Refractories:	$0.0	$0.0	$0.0	$0.0	$9.5
	Europe Refractories:	0.0	0.0	0.3	0.0	11.8
	Asia Refractories:	0.0	0.0	0.0	0.0	10.0
	North America Paper PCC:	0.0	0.0	2.0	0.0	8.5
	Total Impairment of assets charge	$0.0	$0.0	$2.3	$0.0	$39.8

	In the fourth quarter of 2009, the Company recorded an impairment of assets charge for its satellite facility at Franklin, Virginia due to the announced closure of the host mill at that location.
	Included in impairment of assets charge for Europe refractories was a $6.0 million charge for certain intangible assets from the 2006 acquisition of a business in Turkey.

The Company also recorded impairment charges of $5.6 million in discontinued operations (see Note 5) to reflect the lower market value of its Mt. Vernon, Indiana, operations and recorded currency translation losses of $2.3 million realized upon liquidation of its facility in  Gomez Palacio, Mexico (see Note 6).

	The restructuring charges recorded in association with this program are as follows (millions of dollars):

	2009 Restructuring Program	Quarter Ended			Year Ended
		Dec. 31,	Oct. 3,	Dec.31,	Dec. 31,	Dec.31,
		2010	2010	2009	2010	2009
	Restructuring and other costs
	Severance and other employee benefits	$0.0	$0.0	$0.6	$0.6	$10.2
	Pension settlement costs	0.0	0.0	8.9	0.0	9.4
	Other exit costs	0.0	0.0	0.9	(0.5)	1.4
		$0.0	$0.0	$10.4	$0.1	$21.0

As a result of the workforce reduction associated with the restructuring program and the associated distribution of benefits, included in restructuring costs for the three-month and twelve month periods ended December 31, 2009 are pension settlement costs of $8.9 million and $9.4 million, respectively, associated with some of our pension plans in the U.S.

	Other Exit Costs	Quarter Ended			Year Ended
		Dec. 31,	Oct. 3,	Dec.31,	Dec. 31,	Dec.31,
		2010	2010	2009	2010	2009
	Other exit costs	$0.0	$0.0	$0.0	$0.8	$0.0
		$0.0	$0.0	$0.0	$0.8	$0.0

	Other exit costs represent early lease termination costs associated with announced closures in 2010 of our satellite facilities in Franklin, Virginia, and Plymouth, North Carolina.

3)
To supplement the Company's consolidated financial statements presented in accordance with GAAP, the following is a presentation of the Company's non-GAAP income (loss), excluding special items, for the quarterly periods ended December 31, 2010, October 3, 2010, and December 31, 2009 and the twelve month periods ended December 31, 2010 and December 31, 2009  and a reconciliation to net income (loss) for such periods.  The Company's management believes these non-GAAP measures provide meaningful supplemental information regarding its performance as inclusion of such special items are not indicative of the ongoing operating results and thereby affect the comparability  of results between periods.  The Company feels inclusion of these non-GAAP measures also provides consistency in its financial reporting and facilitates investors' understanding of historic operating trends.

	(millions of dollars)	Quarter Ended			Year Ended
		Dec. 31,	Oct. 3,	Dec.31,	Dec. 31,	Dec.31,
		2010	2010	2009	2010	2009
	Net Income attributable to MTI, as reported	$15.8	$16.7	$4.1	$66.9	$(23.8)

	Special items:
	Impairment of assets	0.0	0.0	2.3	0.0	45.5
	Restructuring and other costs	0.0	0.0	10.5	0.9	22.0
	Currency translation losses upon liquidation of foreign entity	0.0	0.0	0.0	0.0	2.3
	Gain on sale of previously impaired assets	0.0	0.0	(0.1)	(0.2)	(0.1)
	Settlement related to customer contract termination	0.0	0.0	0.0	(0.8)	0.0

	Related tax effects on special items	0.0	0.0	(5.1)	0.1	(16.8)

	Net income attributable to MTI, excluding special items	$15.8	$16.7	$11.7	$66.9	$29.1

	Basic earnings per share, excluding special items	$0.86	$0.90	$0.62	$3.59	$1.55
	Diluted earnings per share, excluding special items	$0.85	$0.90	$0.62	$3.58	$1.55

4)
Free cash flow is defined as cash flow from operations less capital expenditures. The following is a presentation of the Company's non-GAAP free cash flow for the quarterly periods ended December 31, 2010, October 3, 2010, and December 31, 2009  and the twelve month periods ended December 31, 2010 and December 31, 2009 and a reconciliation to cash flow from operations for such periods.  The Company's management believes this non-GAAP measure provides meaningful supplemental information as management uses this measure to evaluate the Company's ability to maintain capital assets, satisfy current and future obligations, repurchase stock, pay dividends and fund future business opportunities.  Free cash flow is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure.  The Company's definition of free cash flow may not be comparable to similarly titled measures reported by other companies.

	(millions of dollars)	Quarter Ended			Year Ended
		Dec. 31,	Oct.3,	Dec.31,	Dec. 31,	Dec.31,
		2010	2010	2009	2010	2009
	Cash flow from operations	$34.3	$32.6	$44.3	$142.4	$160.8
	Capital expenditures	10.4	8.1	9.4	34.5	26.6
	Free cash flow	$23.9	$24.5	$34.9	$107.9	$134.2

5)
During the fourth quarter of 2007, the Company exited its Synsil® Products product  line and reclassified such operations as discontinued.  In addition,  the Company reclassified to discontinued operations its two Midwest plants located in Mt. Vernon, Indiana, and Wellsville, Ohio.  In 2008, the Company sold its Synsil Plants and its operations at Wellsville, Ohio. In the fourth quarter of 2009, the Company sold its facility at Mt. Vernon, Indiana.

	The following table details selected financial information for the businesses included within discontinued operations in the Consolidated Statements of Operations (millions of dollars):

		Quarter Ended			Year Ended
		Dec.31,	Oct.3,	Dec.31,	Dec. 31,	Dec.31,
		2010	2010	2009	2010	2009

	Net sales	$0.0	$0.0	$2.0	$0.0	$15.6

	Production margin	0.0	0.0	0.1	0.0	1.1
	Total expenses	0.0	0.0	0.0		0.6
	Impairment of assets	0.0	0.0	0.0	0.0	5.6

	Income (loss) from operations	0.0	0.0	0.1	0.0	(5.1)

	Provision (benefit) for taxes on income	0.0	0.0	0.1	0.0	(1.9)
	Pre-tax gains on sale of discontinued business	0.0	0.0	0.1	0.0	0.1

	Income (loss) from discontinued operations, net of tax	$0.0	$0.0	$0.2	$0.0	$(3.2)

6)	The following table reflects the components of non-operating income and deductions (millions of dollars):

		Quarter Ended			Year Ended
		Dec.31,	Oct.3,	Dec.31,	Dec. 31,	Dec.31,
		2010	2010	2009	2010	2009
	Interest income	$0.9	$0.7	$0.8	$2.7	$2.9
	Interest expense	(0.9)	(0.9)	(0.8)	(3.3)	(3.5)
	Foreign exchange gains (losses)	(0.2)	0.1	(1.1)	0.3	(2.4)
	Currency translation loss upon liquidation of foreign entity	0.0	0.0	0.0	0.0	(2.3)
	Gain on sale of previously impaired assets	0.0	0.0	0.0	0.2	0.0
	Settlement related to customer contract termination	0.0	0.0	0.0	0.8	0.0
	Other deductions	0.5	(0.1)	(0.5)	(0.1)	(0.8)
	Non-operating income (deductions), net	$0.3	$(0.2)	$(1.6)	$0.6	$(6.1)

SUPPLEMENTARY DATA
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(millions of dollars)
(unaudited)

	Quarter Ended			% Growth		Year Ended		% Growth
SALES DATA	Dec. 31,	Oct. 3,	Dec. 31,			Dec. 31,	Dec. 31,
	2010	2010	2009	Prior Qtr	Prior Year	2010	2009	Prior Year

United States	$124.0	$135.1	$129.3	(8)%	(4)%	$534.3	$478.4	12%
International	119.3	114.7	126.9	4%	(6)%	468.1	428.9	9%
Net Sales	$243.3	$249.8	$256.2	(3)%	(5)%	$1,002.4	$907.3	10%

Paper PCC	$121.0	$121.7	$132.3	(1)%	(9)%	$496.6	$484.6	2%
Specialty PCC	13.3	15.1	14.0	(12)%	(5)%	58.0	50.1	16%
PCC Products	$134.3	$136.8	$146.3	(2)%	(8)%	$554.6	$534.7	4%

Talc	$9.8	$12.5	$9.3	(22)%	5%	$44.0	$32.3	36%
Ground Calcium Carbonate	14.4	16.8	14.7	(14)%	(2)%	66.4	61.4	8%
Processed Minerals Products	$24.2	$29.3	$24.0	(17)%	1%	$110.4	$93.7	18%

Specialty Minerals Segment	$158.5	$166.1	$170.3	(5)%	(7)%	$665.0	$628.4	6%

Refractory products	$68.3	$65.4	$68.5	4%	(0)%	$264.5	$225.4	17%
Metallurgical Products	16.5	18.3	17.4	(10)%	(5)%	72.9	53.5	36%
Refractories Segment	$84.8	$83.7	$85.9	1%	(1)%	$337.4	$278.9	21%

Net Sales	$243.3	$249.8	$256.2	(3)%	(5)%	$1,002.4	$907.3	10%

SEGMENT OPERATING INCOME (LOSS) DATA

Specialty Minerals Segment	$17.3	$19.7	$5.9	(12)%	193%	$74.7	$34.2	118%

Refractories Segment	$6.6	$6.3	$(0.3)	5%	*	$28.0	$(48.8)	*

Unallocated Corporate Expenses	$(1.1)	$(1.0)	$(1.1)	10%	0%	$(4.4)	$(2.5)	76%

Consolidated	$22.8	$25.0	$4.5	(9)%	407%	$98.3	$(17.1)	*

SEGMENT RESTRUCTURING and
IMPAIRMENT COSTS

Specialty Minerals Segment	$0.0	$0.0	$9.2	*	*	$0.5	$20.0	(98)%

Refractories Segment	$0.0	$0.0	$3.6	*	*	$0.3	$41.9	(99)%

Consolidated	$0.0	$0.0	$12.8	*	*	$0.8	$61.9	(99)%

To supplement the Company's consolidated financial statements presented in accordance with GAAP, the following is a presentation of the Company's non-GAAP operating income, excluding special items (the restructuring and impairment costs set forth in the above table), for the three-month periods ended December 31,2010, October 3, 2010, and December 31, 2009, and the twelve-month periods ended December 31, 2010 and December 31, 2009, constituting a reconciliation to GAAP operating income set forth above.  The Company's management believe these non-GAAP measures provide meaningful supplemental information regarding its performance as inclusion of such special items are not indicative of ongoing operating results and thereby affect the comparability of results between periods.  The Company feels inclusion of these non-GAAP measures also provides consistency in its financial reporting and facilitates investors' understanding of historic operating trends.

	Quarter Ended			% Growth		Year Ended		% Growth
SEGMENT OPERATING INCOME,	Dec. 31,	Oct. 3,	Dec. 31,			Dec. 31,	Dec. 31,
EXCLUDING SPECIAL ITEMS	2010	2010	2009	Prior Qtr.	Prior Year	2010	2009	Prior Year

Specialty Minerals Segment	$17.3	$19.7	$15.1	(12)%	15%	$75.2	$54.2	39%

Refractories Segment	$6.6	$6.3	$3.3	5%	100%	$28.3	$(6.9)	*

Unallocated Corporate Expenses	$(1.1)	$(1.0)	$(1.1)	10%	0%	$(4.4)	$(2.5)	76%

Consolidated	$22.8	$25.0	$17.3	(9)%	32%	$99.1	$44.8	121%

* Percentage not meaningful

MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

(In Thousands of Dollars)
	December 31,		December 31,
	2010	*	2009	**

Current assets:
Cash & cash equivalents	$367,827		$310,946
Short-term investments	16,707		8,940
Accounts receivable, net	181,128		173,665
Inventories	86,464		82,483
Prepaid expenses and other current assets	23,446		24,679
Total current assets	675,572		600,713

Property, plant and equipment	1,238,421		1,223,710
Less accumulated depreciation	905,624		864,332
Net property, plant & equipment	332,797		359,378

Goodwill	67,156		68,101
Other assets and deferred charges	40,580		43,946

Total assets	$1,116,105		$1,072,138

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Short-term debt	$4,611		$6,892
Current maturities of long-term debt	0		4,600
Accounts payable	80,728		74,513
Restructuring liabilities	3,484		8,282
Other current liabilities	66,414		58,627
Total current liabilities	155,237		152,914

Long-term debt	92,621		92,621
Other non-current liabilities	85,552		78,860
Total liabilities	333,410		324,395

Total MTI shareholders' equity	755,523		724,161
Non-controlling Interest	27,172		23,582
Total shareholders' equity	782,695		747,743

Total liabilities and shareholders' equity	$1,116,105		$1,072,138

* Unaudited
** Condensed from audited financial statements.